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                                                                    EXHIBIT 99.5

                            MEDIS TECHNOLOGIES LTD.
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                                                                          , 2002

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

    This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Medis Technologies Ltd. ("Medis") of an aggregate of 3,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of Medis at a subscription price of $2.00 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on
      , 2002 ("Subscription Rights"), to all holders of record of shares of
Medis' Common Stock as of the close of business on       , 2002 (the "Record
Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

    Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.171108071 Subscription Rights for each share of Common Stock owned by such beneficial owner on the Record Date. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded upwards or downwards, as appropriate, to the nearest full Subscription Right.

    We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

    Enclosed are copies of the following documents:

       1.  Prospectus;

       2.  Subscription Certificate;

       3.  Form of Letter from Medis to its Stockholders;

       4.  Instructions for Use of Subscription Certificates;

       5.  Form of Notice of Guaranteed Delivery; and

       6. Return envelope addressed to American Stock Transfer & Trust Company, as Subscription Agent.

    Your prompt action is requested. The Subscription Rights will expire at
5:00 P.M., New York City time, on       , 2002 (as it may be extended, the
"Expiration Date").

    To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

    Additional copies of the enclosed materials may be obtained by contacting us at (212) 935-8484.

                                          Very truly yours,
                                          MEDIS TECHNOLOGIES LTD.